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EXHIBIT 10.16

September 17, 1998

Mr. Yoichi Kitayama
Actuate Japan Company, Ltd.
2-2-8 Roppongi Minato-ku
Tokyo 106 Japan

Dear Yoichi:

This letter will confirm our agreement with respect to the commitment of Actuate Japan ("AJ") to repay certain monies owed to Actuate Software Corporation ("ASC"). Currently ASC holds a promissory note from AJ with a principal amount of $164,934 plus accrued interest from December 27, 1997 (the "Promissory Note") and as of June 30, 1998, AJ also owes ASC $127,630, consisting of earned royalties for sales by AJ of ASC software and interest thereon ("Earned Royalties"). Earned Royalties shall also include any royalties earned by ASC during July and August of 1998. The interest rate is 10% per annum for all accrued and future interest on the Promissory Note and 5% per annum for all future interest on the Earned Royalties.

AJ agrees to repay the Promissory Note and the Earned Royalties including interest thereon as follows:

Repayment of Promissory Note. AJ will pay to ASC a minimum of $4,500 per month
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beginning on November 1, 1998 and continue such payments on the first day of each month thereafter until the Promissory Note and future interest thereon has been repaid in full.

Repayment of Royalties.  AJ will pay to ASC a minimum of $4, 500 per month
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beginning on November 1, 1998 and continue such payments on the first day of each month thereafter until the Earned Royalties and future interest thereon have been repaid in full.

In addition, AJ agrees that in the event AJ's cash flow projections exceed the plan previously provided to ASC, such excess cash flow will be immediately used to pay down the amounts owed pursuant to the Promissory Note and Earned Royalties. Furthermore, AJ agrees to pay all future royalties, beginning with royalties earned by ASC in July 1998, to ASC within 60 days of delivering a monthly royalty report to ASC.

Notwithstanding the repayment schedules set forth above, in the event a Japanese Bankruptcy court orders AJ to enter into a settlement with Intranet, regarding the repayment of monies owed by AJ to Intranet, ASC and AJ agree to enter into good faith negotiations to amend the repayment schedules set forth in this letter.
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Yoichi, if you are in agreement with the terms set forth herein, please execute this letter below and return a copy to me.


Sincerely,                                      Agreed and Accepted,
Actuate Software Corporation             Actuate Japan Company, Ltd.

/s/ Nicolas Nierenberg                   /s/ Yoichi Kitayama

Nicolas Nierenberg, President            Yoichi Kitayama, President